UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 6, 2005

PUBLIC MEDIA WORKS, INC.

A Delaware Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	000-29901	98-0020849
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

14759 Oxnard Street

Van Nuys, California 91411

(Address of principal executive offices)

818-904-9029

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry Into A Material Definitive Agreement

Public Media Works, Inc. (the “Company”) entered into the following agreements on October 6, 2005:

•	A one year employment agreement with George Mainas effective as of October 1, 2005 pursuant to which Mr. Mainas is to serve as Chief Executive Officer of the Company. Under the terms of the employment agreement, Mr. Mainas is to receive an annual salary of $120,000, payable monthly. In connection with the employment agreement, the Company and Mr. Mainas also entered into an option agreement pursuant to which Mr. Mainas was granted options to purchase up to 1,000,000 shares of common stock, vesting immediately, at an exercise price of $.25 per share, and expiring on October 1, 2008.

•	A one year employment agreement with Corbin Bernsen effective as of October 1, 2005 pursuant to which Mr. Bernsen is to serve as President of the Company. Under the terms of the employment agreement, Mr. Bernsen is to receive an annual salary of $120,000, payable monthly. In connection with the employment agreement, the Company and Mr. Bernsen also entered into an option agreement pursuant to which Mr. Bernsen was granted options to purchase up to 1,000,000 shares of common stock, vesting immediately, at an exercise price of $.25 per share, and expiring on October 1, 2008.

•	A one year consulting agreement with Thomas Szabo, Chairman of the Company’s Board of Directors, effective as of October 1, 2005 pursuant to which Mr. Szabo is to provide certain consulting services to the Company. Under the terms of the consulting agreement, Mr. Szabo is to be paid a $10,000 a month consulting fee. In connection with the consulting agreement, the Company and Mr. Szabo also entered into an option agreement pursuant to which Mr. Szabo was granted options to purchase up to 1,000,000 shares of common stock, vesting immediately, at an exercise price of $.25 per share, and expiring on October 1, 2008.

•	An option agreement with the Company’s outside legal counsel pursuant to which the Company granted options to purchase up to 500,000 shares of common stock, vesting immediately, at an exercise price of $.25 per share, and expiring on October 1, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PUBLIC MEDIA WORKS, INC.

Dated: October 11, 2005	By:	/s/ George Mainas
George Mainas
Chief Executive Officer